Exhibit 23(d)(2)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of February 2, 2009, between SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC., a Maryland corporation (the “Series”), on behalf of Seligman TargETFund 2045, Seligman TargETFund 2035, Seligman TargETFund 2025, Seligman TargETFund 2015 and Seligman TargETFund Core (each, a “Fund”) and RIVERSOURCE INVESTMENTS, LLC, a Minnesota limited liability company (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse each Fund’s “other expenses” to the extent set forth in the Series’ prospectuses included in the Series’ Registration Statement, dated February 2, 2009.

RIVERSOURCE INVESTMENTS, LLC		SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC.

By:	/s/ William, F. Truscott	By:	/s/ Lawrence P. Vogel
	William F. Truscott		Lawrence P. Vogel

TITLE:	President	TITLE:	Treasurer

DATE:	February 2, 2009	DATE:	February 2, 2009

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